Exhibit 99.1

Uranium Resources Announces Terms of Rights Offering

LEWISVILLE, Texas--(BUSINESS WIRE)--February 6, 2013--Uranium Resources, Inc. (NASDAQ: URRE) (URI) today announced certain terms of its previously announced rights offering (“Rights Offering”) in which all existing URI shareholders and warrant holders, subject to applicable law, may participate on an equal, proportional basis in purchasing common shares. The Company anticipates launching the Rights Offering on February 7, 2013 and seeks to raise up to $13.0 million.

Under the Rights Offering, each URI shareholder and warrant holder will receive one non-transferrable subscription right for each share of common stock owned or subject to a warrant as of 5:00pm ET on January 28, 2013 (the “Record Date”). Every subscription right will entitle the holder to purchase 0.3119 of a share of common stock of URI at a price of $2.55 per whole share, representing a discount of approximately 20% to the closing price of $3.19 on February 5, 2013 and a discount of approximately 32% to the closing price of $3.77 on the Record Date. Fractional shares of URI common stock will not be issued in this Rights Offering. Any fractional shares resulting from the exercise of the subscription rights will be eliminated by rounding down to the nearest whole share.

The Rights Offering will be available up to its expiration at 5:00pm ET on February 27, 2013. The Company’s Board of Directors, in its sole discretion, may cancel the Rights Offering or extend the period for exercising the subscription rights for additional periods ending no later than March 12, 2013. The subscription rights are non-transferable and will not be listed for trading on the NASDAQ Capital Market or any other national market or exchange.

URI shareholders and warrant holders who elect to fully subscribe to the Rights Offering will have the ability to participate in an over-subscription privilege, allowing them to purchase additional shares of URI common stock at the offering price. The number of shares of common stock available under the over-subscription privilege will be dependent upon the extent of participation of all of the Company’s shareholders and warrant holders that exercise their basic subscription rights. Shareholders who do not exercise all of their basic subscription rights will have their ownership interest, as a percentage of total outstanding common shares, in URI reduced as a result. Any rights not exercised prior to the expiration date will expire without value.

As previously announced, in December 2012, URI and Resource Capital Fund V L.P. (“RCF”) entered into a standby purchase agreement pursuant to which RCF agreed, subject to certain conditions, to participate in the Rights Offering and to exercise rights so that total proceeds to the Company will equal at least $8.0 million, inclusive of the conversion of the $5.0 million bridge loan facility.

This news release does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities.

About Uranium Resources, Inc.

Uranium Resources, Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s estimated mineralized uranium material and the anticipated terms and launch date of the Rights Offering are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company’s mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, market reaction to a reverse stock split, determinations of the NASDAQ Hearing Panel and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com